Exhibit 10.3

RESIGNATION AND GENERAL RELEASE AGREEMENT

This Resignation and General Release Agreement (this “Agreement”) is entered into by and between Galyan’s Trading Company, Inc., an Indiana corporation (the “Company”), and Joel L. Silverman, an individual residing at 4612 Brentridge Parkway, Greenwood, Indiana (“Executive”).

WHEREAS, the Company and Executive are parties to an employment agreement entered into as of October 1, 2000 (the “Employment Agreement”);

WHEREAS, pursuant to the Employment Agreement Executive has served as President and Chief Operating Officer of the Company, and Executive has served as a member of the Company's Board of Directors;

WHEREAS, effective March 4, 2002, Executive has resigned from all positions with the Company, including his position on the Company’s Board of Directors, by mutual agreement;

WHEREAS, Executive and the Company each desire to set forth in this Agreement the terms and conditions of Executive’s resignation and resolve any and all claims or potential claims between them arising out of or in any way related to Executive’s employment with the Company, his separation of employment from the Company, or his Employment Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

        1.         Resignation. The Company and Executive agree and acknowledge that Executive shall resign, and his employment with the Company will end in all respects, at the close of business on March 4, 2002 (the “Resignation Date”). The Company and Executive further agree and acknowledge that Executive will resign from his position on the Company’s Board of Directors at the close of business on March 4, 2002.

        2.         Payments and Benefits to Executive. The Company agrees to provide the following payments and benefits to Executive:

(a) the Company shall pay Executive his regular and usual base salary ($550,000 annual rate) and usual benefits earned through the Resignation Date plus his earned but unpaid bonus for fiscal year 2001;

(b) the Company shall continue to pay Executive his regular and usual base salary ($550,000 annual rate) through October 1, 2003, pursuant to the Company’s normal payroll practices and subject to applicable withholdings and authorized deductions;

(c) the Company shall pay Executive a Target Bonus for fiscal year 2002 of $330,000, subject to applicable withholdings and authorized deductions, payable at the time the Company pays annual bonuses, and without regard to whether the Company reaches or exceeds its Target Income;

(d) subject to the terms of the Company’s health insurance plan and subject to Executive’s timely payment of the Executive portion of the health care premium, the Company shall also allow Executive to continue his group health insurance coverage through October 1, 2003. After October 1, 2003, Executive shall have the option to continue his health insurance pursuant to the provisions of the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), in which event he will be responsible for the full cost of premiums permitted by COBRA;

(e) subject to the terms of the Company’s retirement plans and deferred compensation program, the Company shall provide Executive with a payment equal to the value of all vested and unvested retirement benefits as of the Resignation Date, which absent Executive’s resignation would have been vested as of October 1, 2003;

(f) all unvested options granted to the Executive under the Company's 1999 Stock Option Plan shall vest immediately upon the execution of this Agreement;

(g) all vested options granted to the Executive under the Company’s 1999 Stock Option Plan, including those vested upon execution of this Agreement, shall be exercisable through the last day of the Non-Competition Term, as defined herein in Paragraph 5.

        3.        Release.

                  (a) In consideration for the obligations contained in this Agreement, Executive acknowledges and agrees that upon and following the Resignation Date, he shall be entitled to no further payments, rights, or benefits pursuant to the Employment Agreement or any other agreement with the Company or any affiliate of the Company existing as of the date hereof, other than the payments, rights, or benefits set forth herein. In this regard, Executive hereby (i) waives his right to receive any further compensation and benefits from the Company or any affiliate of the Company pursuant to the Employment Agreement or any other agreement with the Company or any affiliate of the Company existing as of the date hereof (other than pursuant to this Agreement), and (ii) agrees that all other obligations of the Company pursuant to the Employment Agreement (including, without limitation, all payment and benefit obligations pursuant to the Employment Agreement, and all obligations arising out of the termination of the Employment Agreement) are hereby discharged; provided, however, that nothing in this Agreement shall affect (x) any vested interest Executive may have in Galyan's Trading Company, Inc.'s 401(k) Plan, or (y) any COBRA rights Executive may have.

                  (b) Except for those obligations created by or arising out of this Agreement, Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue the Company, its subsidiaries, parent, and affiliated companies, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, and employees, past and present, and each of them, (together and each of them collectively referred to as "Releasees") from and with respect to any and all claims, wages, agreements, obligations, demands, and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Executive's employment relationship with the Company, the termination of the Employment Agreement, Executive's termination from employment, or any other transactions, occurrences, acts, or omissions or any loss, damage, or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement (collectively "Claims"). Without limiting the generality of the foregoing, Executive acknowledges and agrees that the claims being released include, but are not limited to, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Indiana Civil Rights Law, or common law theory, or any Claim for severance pay, bonus, stock options, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance, or any other fringe benefit.

        4.         ADEA Waiver. Executive expressly acknowledges and agrees that among the matters waived are any and all rights or claims arising under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), which have arisen on or before the date of execution of this Agreement. Because the ADEA contains special provisions affecting the release of ADEA claims, Executive also expressly acknowledges and agrees that:

(a) in return for this Agreement, he will receive consideration, i.e., something of value, beyond that which he was already entitled to receive before entering into this Agreement;

(b) he was orally advised by the Company and is hereby advised in writing to consult with an attorney before signing this Agreement;

(c) he was given a copy of this Agreement on February 21, 2002, and informed that he had 21 days within which to consider the Agreement; and

(d) he has been informed that he has seven days following the date he executes this Agreement in which to revoke it, understanding that the Agreement will not be effective or enforceable until this seven-day revocation period has expired without revocation. Any revocation of the Agreement must be in writing and delivered to Chuck Nelson before expiration of the revocation period.

        5.         Non-Competition. Executive acknowledges that by virtue of his position with the Company he has been given access to confidential and highly sensitive non-public information of substantial importance to the Company, including but not limited to financial information, identities of distributors, contractors, and vendors utilized in the Company’s business, non-public forms, contracts, and other documents used in the Company’s business, trade secrets used, developed, or acquired by the Company, information concerning the manner and details of the Company’s operation, organization and management, the Company’s business plans and strategies, price information, customer lists, and research and development data, and that the services he has provided to the Company are unique. For a period of two (2) years commencing on the Resignation Date (the “Non-Competition Term”), Executive agrees that he will not directly or indirectly engage in, as an employee, consultant, or otherwise, any business in the United States primarily engaged in the retail sporting goods or retail sports apparel business, nor will he accept employment, consult for, or participate, directly or indirectly, in the ownership or management of any enterprise in the United States engaged in such a business. Notwithstanding the foregoing, Executive may invest as the holder of not more than four percent (4%) of the outstanding shares of any corporation whose stock is listed on any national or regional securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto.

        6.         Non-Solicitation. For a period of two (2) years, commencing on the Resignation Date (the “Non-Solicitation Term”), Executive and/or any entity with which he is at the time affiliated (and which is not affiliated with the Company), shall not, directly or indirectly, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, agent, or customer of the Company or any of its affiliates, or any person who supplies goods or services or licenses intangible or tangible property to the Company or any of its affiliates to discontinue his, her, or its relationship with such entity. Executive represents and warrants that he has not, prior to the date hereof, acted or failed to act in a way that would constitute a breach of the terms of this covenant not to solicit.

        7.         Confidential or Proprietary Information or Material. Executive recognizes and acknowledges that, through his association with the Company, he has had access to confidential or proprietary information or material relating in the reasonable opinion of the Company to the Company’s operations or businesses, including the Company’s subsidiaries, which he may have obtained from the Company, its subsidiaries, or their officers, directors, or employees, or otherwise by virtue of his employment by the Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding the Company, its direct or indirect parents, subsidiaries, affiliates, or related companies: proprietary data processing systems and software; corporate information, including contractual arrangements, plans, strategies, tactics, policies, resolutions, patent, copyright, trademark, and tradename applications, and any litigation or negotiations; marketing information, including sales or product plans, strategies, methods, customers, prospects, or market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors, and holdings; operations and scientific information, including trade secrets and technical information; and personnel information, including personnel lists, resumes, personnel data, organizational structure, and performance evaluations; provided, however, that confidential or proprietary information or material does not include any information or material that is generally available to the public. Executive recognizes that this confidential or proprietary information or material constitutes a valuable and unique asset of the Company, developed and perfected over considerable time and at substantial expense to the Company. Executive shall not disclose, without the written consent of the Company or as required by law, to any person, firm, partnership, association, or corporation such confidential or proprietary information or material, and Executive agrees to hold such confidential or proprietary information or material in trust for the sole benefit of the Company. Executive shall not, for the direct or indirect benefit of himself or another: (1) take with him, without the written consent of the Company, any lists of Company customers or potential customers, pricing lists, or other documents, computer software, electronically-stored data, recordings, master videotapes of any of the foregoing, or any other confidential or proprietary information or material; or (2) reconstruct the same or similar information from memory or from some other source associated with the Company.

        8.         Non-Disparagement/No Publicity. Executive agrees not to make any disparaging remarks, or any remarks that could reasonably be construed as disparaging, regarding the Company or its officers, directors, employees, partners, owners, affiliates, or agents. Executive further agrees that he will not take any action or provide information or issue statements, to the media or otherwise, or cause anyone else to take any action or provide information or issue statements, to the media or otherwise, regarding the Company or its officers, directors, employees, partners, owners, affiliates, or agents.

        9.         Confidentiality. Executive agrees to keep the terms of this Agreement confidential and agrees that he will not disclose any information concerning it to anyone, except that he may disclose the terms of this Agreement to his attorneys, accountants, advisors, and immediate family members, provided that he advises such persons of the confidential nature of this Agreement and they agree not to disclose such information further, and except as may otherwise be necessary to enforce its terms or as required by law.

        10.        Representation and Warranties. Executive hereby represents and warrants that (i) he is free to enter into this Agreement and that he is not subject to any obligations or disabilities which will or might prevent him or interfere with his keeping and performing all of the agreements, covenants, and conditions to be kept or performed hereunder, and (ii) he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and he shall defend, indemnify, and hold harmless the Company from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported, or claimed.

        11.        Amendments; Waivers. This Agreement may be amended only by agreement in writing of each of the parties hereto. No waiver of any provision or consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent, and instance so provided.

        12.        Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, to this end, the provisions of this Agreement are declared to be severable.

        13.        Entire Agreement. This instrument constitutes and contains the entire agreement and final understanding concerning Executive’s employment, separation from the same, and the other subject matters addressed herein between the parties. It is intended by the parties as a complete and exclusive statement of the terms of their agreement. It supersedes and replaces all prior negotiations and all agreements, proposed or otherwise, whether written or oral, concerning the subject matters hereof. Any representation, promise, or agreement not specifically included in this Agreement shall not be binding upon or enforceable against either party. This is a fully integrated agreement.

        14.        Further Action. The parties shall execute and deliver all documents, provide all information and take or forbear from taking all action as may be necessary or appropriate to achieve the purposes of this Agreement. Nothing herein shall prohibit Executive from seeking a judicial determination of the validity of the waivers set forth herein.

        15.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana applicable to contracts made and performed in the State of Indiana and without regard to conflicts of laws doctrines.

        16.        Succession. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the Company and its respective successors and assigns. The obligations and duties of Executive hereunder are personal and not assignable, and any attempt of assignment or transfer of Executive's duties or obligations shall be void.

        17.        Headings. The headings of the several paragraphs herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning of this Agreement.

        18.        Arbitration.

(a) Any controversy or claim arising out of or relating to this Agreement, its enforcement, arbitrability, or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to Executive’s employment or termination of the same, including, without limiting the generality of the foregoing, any alleged violation of statute, common law, or public policy, shall be submitted to final and binding arbitration, to be held in Hendricks, Indiana before a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by the American Arbitration Association or JAMS. The arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. The Company will pay the arbitrator’s fees and arbitration expenses and any other costs associated with the arbitration hearing (recognizing that each side bears its own deposition, witness, expert, and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in court). If, however, any party prevails on a statutory claim that affords the prevailing party attorneys’ fees and costs, then the arbitrator may award reasonable fees and costs to the prevailing party. Any dispute as to the reasonableness of any fee or cost shall be resolved by the arbitrator.

(b) Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses, and proceedings (including, without limiting the generality of the foregoing, the existence of a controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, each of their agents, and employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the content of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law.

        19.        Counterparts. This Agreement may be executed in one or more counterparts, and by different parties in separate counterparts. All of such counterparts shall constitute one and the same instrument. A signature by facsimile shall have the same force and effect as an original.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.

EXECUTED this 6th day of March 2002, at Indianapolis (city), Indiana (state).

/s/ Joel L. Silverman Joel L. Silverman

EXECUTED this 12th day of March 2002, at Indianapolis (city), Indiana (state).

Galyan's Trading Company, Inc.

By: /s/ Robert B. Mang Name: Robert B. Mang Title: Chief Executive Officer and Chairman